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                                                                      EXHIBIT 99
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                THE MAXIM GROUP, INC. ANNOUNCES PRIVATE OFFERING


For immediate release : September 25, 1997

Contact:

  Thomas P. Leahey
  Executive Vice President, Finance & Treasurer
  The Maxim Group, Inc.
  (770) 590-9369


Kennesaw, Georgia -- The Maxim Group, Inc. (NYSE:MXG) announced today that it intends to make a private offering of $100.0 million of Senior Subordinated Notes due 2007 to qualified institutional buyers and non-U.S. persons. Proceeds from the offering will be used to repay all of the Company's outstanding bank indebtedness and for general corporate purposes, including working capital to fund the Company's retail expansion and for potential acquisitions.

The Senior Subordinated Notes to be issued by The Maxim Group have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements.

The Maxim Group operates and franchises one of the largest retail floorcovering distribution networks in North America through two retail floorcovering concepts: CarpetMAX(R), a full-service floorcovering store format, and Georgia Carpet Outlets ("GCO(R)"), a cash-and-carry discount floorcovering store format. In addition, the Company, through its subsidiary, Image Industries, Inc., is one of the largest manufacturers of polyester carpeting in the United States.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Senior Subordinated Notes referenced above in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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